EXHIBIT 3.2

AMENDMENT NO. 4

TO THE AMENDED AND RESTATED BYLAWS

OF

MAGUIRE PROPERTIES, INC.

The following sets forth Amendment No. 4 to the Amended and Restated Bylaws (the “Bylaws”) of Maguire Properties, Inc., a Maryland corporation (the “Company”), which amendment shall be effective as of March 4, 2008.

1. The first sentence of Section 2 of Article II of the Bylaws is amended to read in its entirety as follows:

“An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors during the month of June in each year, except that the 2008 annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors during the month of August 2008.”

2. Except as set forth herein, the Bylaws shall remain in full force and effect.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(a) that I am the duly elected and acting Secretary of the Company;

(b) that the foregoing amendment to the Bylaws constitutes an amendment of the Bylaws as duly adopted by the Board of Directors of the Company as of March 4, 2008; and

(c) that such amendment has not been rescinded or repealed and is now in full force and effect.

Executed this 4th day of March, 2008

/s/ Jonathan Abrams
Jonathan Abrams
Secretary